SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


  Filed by the Registrant[X]
  Filed by a Party other than the Registrant[  ]

  Check the appropriate box:
  [  ] Preliminary Proxy Statement
  [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
  [X] Definitive Proxy Statement
  [  ] Definitive Additional Materials
  [  ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

  CHYRON CORPORATION
  (Name of Registrant as Specified In Its Charter)


  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

  Payment of Filing Fee (Check the appropriate box):
  [X] No fee required.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate Number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

  [ ] Fee paid previously with preliminary materials.
  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form, Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:



  CHYRON CORPORATION
  5 Hub Drive
  Melville, New York 11747
  (516) 845-2000


  April 7, 1999


  Dear Shareholders:

  On behalf of the Board of Directors and management of Chyron Corporation (the "Company"), I cordially invite you to attend the Annual Meeting of Shareholders to be held on Wednesday, May 12, 1999, at 9:30 a.m., at Loews New York Hotel, located at 569 Lexington Avenue, New York, New York 10022.

  The matters to be acted upon at the meeting are fully described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. In addition, the directors and executive officers of the Company will be present to respond to any questions that you may have. Accompanying the attached Proxy Statement is the Company's Annual Report for 1998. This report describes the financial and operational activities of the Company.

  Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it in the accompanying envelope as promptly as possible. If you attend the Annual Meeting, and I hope you will, you may vote your shares in person even if you have previously mailed in a proxy card.

  We look forward to greeting our shareholders at the meeting.

  Sincerely,



  /s/Edward Grebow
  Edward Grebow
  President, Chief Executive Officer
  and Director


  CHYRON CORPORATION
  5 Hub Drive
  Melville, New York 11747


  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
  TO BE HELD ON MAY 12, 1999


  TO THE SHAREHOLDERS OF
  CHYRON CORPORATION:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Chyron Corporation, a New York corporation (hereinafter "Company"), will be held at Loews New York Hotel, located at 569 Lexington Avenue, New York, New York 10022, on Wednesday, May 12, 1999, at 9:30 a.m., for the following purposes:

  1. To elect nine (9) directors of the Company to hold office until the next Annual Meeting or until their respective successors are duly elected and qualified;

  2. To consider and act upon a proposal to adopt the Chyron 1999 Incentive Compensation Plan (the "Incentive Compensation Plan" or "the 1999 Plan"); and

  3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on March 24, 1999 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Representation of at least a majority of all outstanding shares of Common Stock is required to constitute a quorum. Accordingly, it is important that your stock be represented at the meeting. The list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder at the Company's offices at 5 Hub Drive, Melville, New York, 11747, for ten (10) days prior to May 12, 1999.

  Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the self-addressed envelope enclosed for your convenience. You may revoke your proxy at anytime before it is voted.

  By Order of the Board of Directors,




  /s/Daniel I. DeWolf
  Daniel I. DeWolf,
  Secretary

  Melville, New York
  April 7, 1999


  YOUR VOTE IS IMPORTANT, ACCORDINGLY, WE URGE YOU TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING.


  CHYRON CORPORATION

  TABLE OF CONTENTS


                                               Page


  INFORMATION CONCERNING VOTE                       1

  ELECTION OF THE BOARD OF DIRECTORS                2

  EXECUTIVE COMPENSATION AND OTHER INFORMATION      5

  COMPENSATION AND STOCK OPTION COMMITTEE
  REPORT ON EXECUTIVE COMPENSATION                  10

  STOCK PERFORMANCE CHART                           11

  PROPOSAL TO ADOPT THE 1999 INCENTIVE
  COMPENSATION PLAN                                 12

  OTHER MATTERS ARISING AT THE ANNUAL MEETING       13

  PRINCIPAL SHAREHOLDERS                            13

  INDEMNIFICATION OF DIRECTORS AND OFFICERS         16

  SHAREHOLDER PROPOSALS                             16

  COST OF SOLICITATION OF PROXIES                   16

  INDEPENDENT PUBLIC ACCOUNTANTS                    16

  SECTION 16(a) REPORTING DELINQUENCIES             17

  ANNUAL REPORT ON FORM 10-K                        17

  EXHIBIT 1                                         18


  CHYRON CORPORATION
  5 Hub Drive
  Melville, New York 11747


  PROXY STATEMENT

  For Annual Meeting of Shareholders
  to be Held on May 12, 1999

  Approximate Mailing Date of Proxy Statement and Form of Proxy: April 7,
  1999.

  INFORMATION CONCERNING VOTE

  General

  This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Chyron Corporation, a New York corporation (hereinafter, the "Company"), for use at the annual meeting of shareholders to be held on Wednesday, May 12, 1999, at 9:30 a.m., and at any and all adjournments thereof (the "Annual Meeting"), with respect to the matters referred to in the accompanying notice. The Annual Meeting will be held at Loews New York Hotel, located at 569 Lexington Avenue, New York, New York 10022.

  Voting Rights and Outstanding Shares

  Only shareholders of record at the close of business on March 24, 1999 are entitled to notice of and to vote at the Annual Meeting. As of the close of business on March 12, 1999, 32,058,026 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company were issued and outstanding. Each share of Common Stock entitles the record holder thereof to one (1) vote on all matters properly brought before the Annual Meeting.

  Revocability of Proxies

  A shareholder who executes and mails a proxy in the enclosed return envelope may revoke such proxy at any time prior to its use by notice in writing to the Secretary of the Company, at the above address, or by revocation in person at the Annual Meeting. Unless so revoked, the shares represented by duly executed proxies received by the Company prior to the Annual Meeting will be presented at the Annual Meeting and voted in accordance with the shareholder's instructions marked thereon. If no instructions are marked thereon, proxies will be voted (1) FOR the election as directors of the nominees named below under the caption "ELECTION OF THE BOARD OF
  DIRECTORS," and (2) FOR the adoption of the Company's 1999 Incentive Compensation Plan as discussed under the caption "PROPOSAL TO ADOPT THE 1999 INCENTIVE COMPENSATION PLAN." In their discretion, the proxies are authorized to consider and vote upon such matters incident to the conduct of the Annual Meeting and upon such other business matters or proposals as may properly come before the Annual Meeting that the Board of Directors of the Company does not know a reasonable time prior to this solicitation will be presented at the Annual Meeting.

  Voting Procedures

  All votes shall be tabulated by the inspector of elections appointed for the Annual Meeting, who shall separately tabulate affirmative and negative votes, abstentions and broker non-votes. The presence of a quorum for the Annual Meeting, defined here as a majority of the votes entitled to be cast at the Annual Meeting, is required. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached. Broker-dealer non-votes are not counted for quorum purposes.


  Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for shareholder approval. Director nominees must receive a plurality of the votes cast at the Annual Meeting, which means that a vote withheld from a particular nominee or nominees will not affect the outcome of the Annual Meeting. The adoption of the Company's 1999 Incentive Compensation Plan must be approved by a majority of the votes cast at the Annual Meeting. Abstentions are not counted in determining the number of votes cast in connection with the adoption of the Company's Incentive Compensation Plan.


  ELECTION OF THE BOARD OF DIRECTORS

  The Board of Directors has nominated nine (9) persons to be elected as Directors at the Annual Meeting and to hold office until the next annual meeting or until their successors have been duly elected and qualified. It is intended that each proxy received by the Company will be voted FOR the election, as directors of the Company, of the nominees listed below, unless authority is withheld by the shareholder executing such proxy. Shares may not be voted cumulatively. Each of such nominees has consented to being nominated and to serve as a director of the Company if elected. If any nominee should become unavailable for election or unable to serve, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. At the present time, the Board of Directors knows of no reason why any nominee might be unavailable for election or unable to serve. The proxies cannot be voted for a greater number of persons than the number of nominees named herein.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

  Director Nominees

  The following table sets forth certain information with respect to the nominees for directors:

  Name                      Company Position and    Director of the
                            Offices Held            Company Since

  Charles M. Diker          Director, Member of
                            the Audit Committee,
                            Member of the
                            Compensation and Stock
                            Option Committee        September, 1995

  Joseph A. Flaherty        Director                October, 1998

  Edward Grebow             President and Chief
                            Executive Officer,
                            Director                June, 1997

  Donald P. Greenberg       Director                September, 1996

  Roger Henderson           Executive Vice President,
                            Director                February, 1999

  Alan J. Hirschfield       Director, Member of
                            the Audit Committee     July, 1995

  Wesley W. Lang, Jr.       Director, Member of
                            the Compensation and
                            Stock Option
                            Committee               July, 1995

  Eugene M. Weber           Director, Member of
                            the Audit Committee     July, 1995

  Michael I. Wellesley-Wesley   Chairman of the Board,
                            Member of the Compensation
                            and Stock Option
                            Committee               May, 1995

  Charles M. Diker, age 64, is a non-managing principal with the investment management company of Weiss, Peck & Greer, L.L.C. ("Weiss, Peck & Greer") and has been associated with such company since 1976. Mr. Diker is the Chairman of the Board of Directors of Cantel Industries, Inc. ("Cantel"), a manufacturer of infection control equipment and distributor of diagnostic devices. Mr. Diker is also a member of the Board of Directors of Data Broadcasting Corporation ("DBC"), a provider of various financial data and proprietary information, BeautiControl Cosmetics, Inc., an international direct sales skin care, cosmetics, health and image company, International Specialty Products Inc., a manufacturer of specialty chemicals, and AMF Bowling Inc., an operator of bowling centers.

  Joseph A. Flaherty, age 68, is Senior Vice President, Technology for CBS Corporation, where he is responsible for new television technologies. He has held such position since 1990. He has been a major force behind the development and introduction of digital TV and HDTV in the U.S., and directs all CBS national and international technical standard activities. This election marks his first to a corporate board of directors. Dr. Flaherty is a frequent lecturer on television technology and has published over 100 technical articles.

  Edward Grebow, age 49, is President and Chief Executive Officer of the Company and has held such positions since June 1997. Prior to joining Chyron, Mr. Grebow was President of TELE-TV Systems, a joint venture of Bell Atlantic, NYNEX and Pacific Telesis, from July 1995 through June 1997. From February 1988 to July 1995 Mr. Grebow was Senior Vice President Operations and Administration at CBS, Inc. Prior to his position at CBS, Inc., Mr. Grebow served as Executive Vice President of the Bowery Savings Bank from 1985 to 1988 and Vice President of JP Morgan & Co. Inc. from 1972 to 1985. Mr. Grebow is a member of the Board of Trustees of The George Washington University.

  Donald P. Greenberg, age 65, is the Jacob Gould Schurman Professor of Computer Graphics and Founding Director, Program of Computer Graphics, at Cornell University. He has been a professor at Cornell University since 1968. He is also a member of the Board of Directors of DBC and PCA International, an operator of portrait studios.

  Roger Henderson, age 42, is Executive Vice President of the Company and has held such position since May 1996. He also serves as the Managing Director of Pro-Bel since April 1996. From 1987 to March 1996, he was Software Director of Pro-Bel and Managing Director of Pro-Bel Software Ltd.

  Alan J. Hirschfield, age 63, is Co-Chairman of the Board of Directors and Co-Chief Executive Officer of DBC and has held such positions since June 1992. Prior to his current positions, he served as Chief Executive Officer of Twentieth Century-Fox Film Corp., from 1980 to 1985, and Columbia Pictures Entertainment Inc., from 1973 to 1978. Mr. Hirschfield is also a member of the Board of Directors of Cantel.

  Wesley W. Lang, Jr., age 41, is a Managing Director with the investment management company of Weiss, Peck & Greer, L.L.C. and has been associated with such company since 1985. Weiss, Peck & Greer manages, directly or indirectly, the following funds: WPG Corporate Development Associates IV, L.L.C., WPG PE Fund Advisor, L.P. and WPG Venture Partners III, L.P. These funds are shareholders of the Company.

  Eugene M. Weber, age 48, is the President of Bluewater Capital Management, Inc., an investment consulting firm. From 1994 to 1995, Mr. Weber was an independent consultant to Westpool Investment Trust plc, a shareholder of the Company and from 1983 to 1994 he was with Weiss, Peck & Greer, L.L.C., becoming a partner in 1987.

  Michael I. Wellesley-Wesley, age 46, is Chairman of the Board of Directors and formerly held the position of Chief Executive Officer of the Company from July 1995 through June 1997. From 1992 until 1995, he was a Director and Executive Vice President of DBC and from 1990 until 1992 he was a consultant to that corporation's predecessor. Mr. Wellesley-Wesley was an executive director of Stephen Rose & Partners Ltd., a London-based investment banking firm, from 1980 to 1990.

  Committees of the Board of Directors and Meeting Attendance

  The Board of Directors held six (6) meetings during fiscal year 1998. The Board of Directors appointed a Compensation and Stock Option Committee (the "Compensation Committee") and an Audit Committee. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he served.

  The Compensation Committee is authorized to review and make recommendations to the Board of Directors on all matters regarding the remuneration of the Company's executive officers, including the administration of the Company's compensation plans. The current members of the Committee are Messrs. Diker, Lang and Wellesley-Wesley. The Committee held two (2) meetings during fiscal year 1998.

  The Audit Committee is responsible for making recommendations to the Board of Directors as to the selection of the Company's independent auditor, maintaining communication between the Board and the independent auditor, reviewing the annual audit report submitted by the independent auditor and determining the nature and extent of problems, if any, presented by such audit warranting consideration by the Board. The current members of the Audit Committee are Messrs. Diker, Hirschfield and Weber. The Committee held two (2) meetings during fiscal year 1998.


  Executive Officers

  In addition to Messrs. Grebow and Henderson, the executive officers of the Company are as follows:

  Roi Agneta - Executive Vice President, age 52. Mr. Agneta was appointed Executive Vice President of Strategic Planning in May 1996. From October 1995 to May 1996, Mr. Agneta was Vice President of the Company. From 1974 to 1993, he held several executive management positions at the Company, including Vice President of Engineering and Corporate Marketing. From 1993 to October 1995, he held several senior management positions with Dynatech Corporation's Video Group, including General Manager, Production Business Unit.

  Dawn R. Johnston - Senior Vice President and Chief Financial Officer, age
  46. Ms. Johnston joined the Company in September 1998 as the Company's Senior Vice President and Chief Financial Officer. Prior to joining Chyron, she held the position of Vice President of Finance at Cardion, Inc., a Siemens Company, from 1996-1998. From 1993 to 1996, she was the Chief Financial Officer at Frequency Electronics, Inc. From 1983 to 1993 she was a Senior Audit Manager with PricewaterhouseCoopers.

  James M. Paul - Senior Vice President, Human Resources, age 55.   Mr. Paul
  joined the Company as Senior Vice President, Human Resources in October 1997. From February 1995 through September 1997 he held the position of Senior Vice President, Human Resources with TELE-TV. From 1993 to 1995, Mr. Paul was Human Resource Director for Bell Atlantic Information and Video Services. From 1975 to 1993 he held several management positions at PRC Inc., a subsidiary of Black and Decker Corporation, including Vice President, Human Resource Policy and Programs and Vice President of Human Resources for the Commercial and International Group.

  EXECUTIVE COMPENSATION AND OTHER INFORMATION


  Summary Compensation Table

  The following table sets forth the cash and noncash compensation awarded to or earned by all Chief Executive Officers who served in that position during fiscal year 1998 and, the most highly compensated executive officers of the Company who held such positions at the end of fiscal year 1998, and received in excess of $100,000 in annual salary and bonus.


  Summary Compensation Table



    Annual Compensation(1)                  Long Term Compensation

  Name and Principal Position             Securities
                                          Underlying     All Other
  Year             Salary        Bonus    Options(2)  Compensation(3)

  Edward Grebow
  President, CEO and Director
  1998             $400,000   $103,500 (4)    50,000       $11,331
  1997              215,385    105,000       700,000           474

  Roi Agneta
  Executive Vice President, Strategic Planning
  1998              164,066     23,000        20,000         3,305
  1997              158,146     30,000        20,000         2,195
  1996              156,105     31,320        50,000         1,021

  Roger Henderson
  Executive Vice President, Managing Director Pro-Bel and Director
  1998              154,284     31,025 (5)    35,000
  1997              131,040     26,200        25,000
  1996               88,329     16,900        50,000

  James M. Paul
  Senior Vice President, Human Resources
  1998              150,000     24,000        25,000         1,137



  (1) Other Annual Compensation has been excluded since such amounts do not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.
  (2) 1998 excludes any previously issued options that were canceled and reissued on December 14, 1998 pursuant to the Board Resolution.
  (3) All other compensation includes Company contributions under the Company's 401(k) plan. In addition, for Mr. Grebow includes amounts paid with respect to term life insurance of $10,301 for 1998.
  (4) For 1998, one half of Mr. Grebow's bonus was paid in 28,463 shares of restricted stock and the balance of $51,750 was paid in cash.
  (5) For 1998, one tenth of Mr. Henderson's bonus was paid in 1,550 shares of restricted stock and the balance of $27,923 was paid in cash.


  Stock Option Grants

  Set forth below is information on grants of stock options under the Company's 1995 Long-Term Incentive Plan (the "1995 Plan") for the named executive officers for the period January 1, 1998 to December 31, 1998.


                                Individual Grants(1)           Grant Value
                                   Percent of
                    Number of        Total
                   Securities      Options                           Grant
                   Underlying   Granted to    Exercise                Date
                      Options Employees in       Price Expiration  Present
                   Granted(2)  Fiscal Year   Per Share       Date    Value

  Edward Grebow        50,000         7.5%       $2.00   10/28/08  $43,500
  Roi Agneta           20,000         3.0%       $2.00   10/28/08   17,400
  Roger Henderson      35,000         5.2%       $2.00   10/28/08   30,450
  Dawn R. Johnston     25,000         3.7%       $2.00   10/28/08   21,750
  James M. Paul        25,000         3.7%       $2.00   10/28/08   21,750

  (1) Excludes any previously issued options that were canceled and reissued on December 14, 1998 pursuant to the Board resolution.

  (2) All options reported above were awarded under the 1995 Plan. The Company has not granted any stock appreciation rights.

  "Grant Date Present Value" is determined under the Black-Scholes pricing model, a widely recognized method of determining the present value of options. The factors used in this model are as follows: stock price - $2.00; exercise price - $2.00; dividend yield - 0.0%; volatility -50%; risk-free rate of return - 4.13% and option terms of 4-5 years. The actual value, if any, an executive officer may realize will depend on the extent to which conditions as to exercisability of the option are satisfied and the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive officer will be consistent with the value estimated by the Black-Scholes model. The estimated values under the model are based on assumptions regarding interest rates, stock price volatility and future dividend yield. The model is used for valuing market traded options and is not directly applicable to valuing stock options granted under the 1995 Plan which cannot be transferred.

  The purpose of the 1995 Plan, among other things, was to retain and motivate key employees by enabling such employees to own shares of company stock. During 1998, however, it was determined that the objectives of the plan were not being achieved due to the fact that all stock options that were then outstanding had an exercise price greater than the market value of the common stock. Therefore, the Compensation Committee believed that it was in the best interests of the Company to cancel the stock options that were previously granted and to issue new stock options in a manner that will incentivize such employees. Therefore, on December 14, 1998, pursuant to a board resolution, the Company offered certain option holders (including the executive officers) who held stock options issued prior to September 30, 1998, and were current employees of the Company, the opportunity to exchange those existing options (which ranged in exercise price from $2.50 to $16.125) for new options. As a result, options to purchase approximately
  0.9 million shares of Common Stock were reissued with the following terms:
  (a) fifty percent of such new stock options were granted with an exercise price equal to the higher of (i) the closing price of the Common Stock on December 14, 1998, or (ii) the average closing price of the Common Stock for the 90 trading days prior to December 14, 1998 (the "Repricing Formula"); all of such stock options have a term of ten years and shall vest in equal installments over three years, commencing on December 15, 1999; and (b) the remaining fifty percent of such new stock options were granted with an exercise price in accordance with the Repricing Formula; all of such stock options also have a term of ten years but such stock options shall vest in their entirety on December 15, 2003; provided, however, that such options shall vest earlier upon the occurrence of the following: (i) one-third of such stock options shall vest if the Company reports an earnings per share of at least $0.16 in any given fiscal year ("Base Year"), (ii) an additional one-third of such stock options shall vest if the Company reports an earnings per share of at least $0.20 in any fiscal year subsequent to the Base Year (the "Second Year"), and (iii) the final one-third of such stock options shall vest if the Company reports earnings per share of $0.25 in any fiscal year subsequent to the Second Year.

  In addition, pursuant to the Board resolution, the options previously granted to Mr. Grebow were canceled and reissued with the following terms:
  (a) 250,000 options with an exercise price in accordance with the Repricing Formula that vest in three equal installments on the date of the grant and on the first and second anniversary of the date of grant; (b) 250,000 options with an exercise price in accordance with the Repricing formula that will vest in their entirety on the fifth anniversary of the date of the grant provided, however, that such options shall vest earlier upon the occurrence of the following: (i) one-third if the Company reports earnings per share of at least $0.16 in any given fiscal year ("Base Year"), (ii) an additional one-third if the Company reports earnings per share of at least $0.20 in any given fiscal year subsequent to the Base Year (the "Second Year"), and (iii) the final one-third if the Company reports earnings per share of at least $0.25 in any given fiscal year subsequent to the Second Year; (c) 200,000 options at $2.00 per share that will vest in their entirety on the fifth anniversary of the date of the grant provided, however, as long as Mr. Grebow is an employee of the Company, that such options shall vest earlier as follows: (i) 100,000 of such options if the average closing price per share of Common Stock of the Company as reported by the New York Stock Exchange ("NYSE") for any consecutive 30 trading days is $3.333 or greater; (ii) the remaining 100,000 options shall vest if the average closing price per share of Common Stock of the Company as reported by the NYSE for any consecutive 30 trading days is $4.444 or greater; or
  (iii) all 200,000 options (or any unvested options) if the Company's earnings per share from operations for any fiscal year equals or exceeds $0.66. All of such options have a term of ten years.


                         Option Repricing

                   Number of      Market  Exercise                 Length of
                  securities    price of  price of           original option
                  underlying    stock at  stock at       New  term remaining
                     options     time of   time of  exercise      at date of
  Date              repriced   repricing repricing     price       repricing

  Edward Grebow
  12/14/98           500,000      $ 2.00   $ 4.250      $ 2.125   77 months
                     200,000      $ 2.00   $ 4.250      $ 2.000   77 months

  Roi Agneta
  12/14/98            50,000      $ 2.00   $ 5.625      $ 2.125   24 months
                      20,000      $ 2.00   $ 5.375      $ 2.125  107 months

  Roger Henderson
  12/14/98            50,000      $ 2.00   $ 5.875      $ 2.125   39 months
                      25,000      $ 2.00   $ 5.375      $ 2.125  107 months

  James M. Paul
  12/14/98            25,000      $ 2.00   $ 5.375      $ 2.125  107 months


  Pension Plans

  The Company maintains a domestic, qualified non-contributory defined benefit pension plan (the "U.S. Pension Plan") for all employees of Chyron Corporation. Under the U.S. Pension Plan, a participant retiring at normal retirement age receives a pension benefit equal to the sum of: (i) 25% of his or her average monthly total compensation up to the level of social security covered compensation plus 38% of such earnings in excess of social security covered earnings for years of service prior to July 1, 1998 and
  (ii) 32% of his or her average monthly base compensation up to the level of social security covered compensation plus 48% of such earnings in excess of social security covered earnings for years of service subsequent to July 1, 1998. A participant's average monthly compensation is his or her monthly compensation averaged during the five consecutive years during the ten-year period prior to his or her termination that produces the highest average monthly compensation.

  Participants in the U.S. Pension Plan vest according to the following schedule:

  Employees Hired Prior to      Employees Hired On or After
  July 1, 1998                  July 1, 1998

  Years of Service    Amount Vested  Years of Service    Amount Vested

  Less than 2          0%             Less than 5          0%
  2                   20%             5 or more          100%
  3                   40%
  4                   60%
  5 or more          100%

  As of December 31, 1998, the number of years of service for the named executive officers is as follows: Mr. Grebow, 1 year; Mr. Agneta, 3 years; Ms. Johnston, 0 years; and Mr. Paul, 1 year.

  The following table shows the aggregate annual benefits under the U.S. Pension Plan as now in effect that would be currently payable to participants retiring at age sixty-five on a single-life basis under various assumptions as to salary and years of service. Benefits under the U.S. Pension Plan are payable in the form of a monthly, lifetime annuity commencing on the later of normal retirement age or the participant's date of retirement, or, at the participant's election, in a lump sum or installment payments. The amounts shown reflect the level of social security covered compensation for a participant reaching age sixty-five in 1998. In addition, the participant is entitled to receive social security benefits. The Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986, as amended, limit the annual retirement benefit that may be paid out of funds accumulated under a qualified pension plan. The current maximum annual benefit payable under the U.S. Pension Plan is $130,000. This maximum is proportionately reduced for years of plan participation less than ten. Compensation in excess of $160,000 may not be taken into account in the determination of benefits under the U.S. Pension Plan.


  U.S. Pension Plan Table

  Highest Consecutive Five-Year    Years of Credited Service at
  Average Compensation During      Retirement at Age 65
  the Last Ten Years of Employment

                                 10          20          30          35
  $ 50,000                 $  5,400     $10,900     $16,300     $19,000
  $100,000                  $12,300     $24,600     $36,900     $43,000
  $150,000                  $19,100     $38,300     $57,400     $67,000
  $160,000                  $20,500     $41,000     $61,600     $71,800

  The Company's U.K. subsidiary, Pro-Bel, has a non-contributory defined benefit pension plan (the "U.K. Pension Plan") covering all permanent employees of Pro-Bel. Under the U.K. Pension Plan, a participant retiring after working 40 years with Pro-Bel will receive 66.66% of his or her basic earnings averaged over the last thirty-six (36) months of employment in addition to the U.K.'s basic and earnings related pension. Under U.K. legislation, benefits vest on a pro rata basis following completion of two
  (2) years membership. Spouses' pension of 50% of the members pension are payable on the death of the plan member whether in service or following retirement. As of December 31, 1998, Mr. Henderson, a participant in the U.K. Pension Plan, has 20 years of credited service.


  Directors' Compensation

  Directors of the Company who are also salaried officers or employees of the Company do not receive special or additional compensation for serving on the Board of Directors or any of its committees. Each director who is not a salaried officer or employee of the Company receives an annual fee of $5,000, plus $1,000 for attending each meeting of the Board of Directors and $500 for attending each committee meeting. In addition, each non-employee director receives options, to purchase 5,000 shares of Common Stock at an exercise price equal to the market value on the last trading day of each July.


  Employment Contracts and Termination of Employment and Change-In-Control Arrangements

  The Company has an employment agreement with Mr. Edward Grebow, President and Chief Executive Officer. The agreement runs until June 4, 2000 and contains an automatic renewal provision for successive one (1) year terms unless terminated by the Company or Mr. Grebow. Mr. Grebow currently receives a base salary of $414,000 and is eligible to receive an additional bonus of up to 50% of his base salary, of which $50,000 is guaranteed. If the agreement is terminated with cause then Mr. Grebow is entitled only to receive that portion of his base salary and guaranteed bonus owed through date of termination. If he is terminated without cause prior to the end of the first two years of employment, Mr. Grebow is entitled to a severance payment equal to eighteen months of his base salary plus the pro-rata portion of his guaranteed bonus for such period and additionally, all options granted to Mr. Grebow that have not vested at date of termination shall immediately vest. If the agreement is terminated without cause or Mr. Grebow resigns for good reason during the third-year of the employment term, Mr. Grebow is entitled to receive a severance payment equal to his entire base salary and the pro-rata portion of his guaranteed bonus for a period of twelve months and all options granted which have not vested at the date of termination shall immediately vest. In the event of a change-in control of the Company, the Company shall pay Mr. Grebow all compensation due under his employment agreement through the remainder of the employment term and all options that were not vested shall vest immediately. The agreement also contains certain restrictions on competition.

  The Company has an employment agreement with Mr. Roger Henderson, Executive Vice President and Managing Director, Pro-Bel, which is in effect until November 30, 2001. Under the agreement, Mr. Henderson is entitled to receive a base salary of 102,000 British pounds sterling ($170,000 at the exchange rate at December 31, 1998). If the agreement is terminated with cause, Mr. Henderson is entitled only to receive that portion of his base salary owed through date of termination. If the agreement is terminated without cause, Mr. Henderson is entitled to receive his salary through November 30, 2001. If the contract is not renewed upon expiration, Mr. Henderson is entitled to twelve months of salary. The agreement also contains certain restrictions on competition.

  The Company has an employment agreement with Mr. Paul, Senior Vice President, Human Resources, which runs until June 30, 2001. Mr. Paul is entitled to receive an annual base salary of $150,000 and is eligible for a bonus of up to 20% of his base salary subject to the achievement of certain annual performance criteria which can be increased at the discretion of the Chief Executive Officer. If the agreement is terminated with cause, Mr. Paul is entitled only to receive that portion of his base salary owed through date of termination. If the agreement is terminated without cause, Mr. Paul will be entitled to his base salary and bonus for the lesser of eighteen months or the balance of his employment term. In addition, all options granted which have not vested at the date of termination shall immediately vest. The agreement also contains certain restrictions on competition.


  COMPENSATION AND STOCK OPTION COMMITTEE
  REPORT ON EXECUTIVE COMPENSATION


  It is the duty of the Compensation Committee to develop, administer, and review the Company's compensation plans, programs, and policies, to monitor the performance and compensation of executive officers and other key employees and to make appropriate recommendations and reports to the Board of Directors relating to executive compensation.

  The Company's compensation program is intended to motivate, retain and attract management, linking incentives to financial performance and enhanced shareholder value. The program's fundamental philosophy is to tie the amount of compensation "at risk" for an executive to his or her contribution to the Company's success in achieving superior performance objectives.

  The compensation program currently consists of two components: (1) a base salary and (2) the potential for an annual cash bonus of up to 50% of base salary for the Chief Executive Officer, and up to 25% of base salary for the other executive officers, based upon the satisfaction of certain performance criteria set annually by the Compensation Committee for each position. The criteria may relate to overall Company performance, the individual executive's performance or a combination of the two, depending upon the particular position at issue. The second component constitutes the "at risk" portion of the compensation program. Additionally, employees (including executive officers) are eligible to receive awards pursuant to the Company's long-term incentive plan.

  All amounts paid or accrued during fiscal year 1998 under the above-described compensation program are included in the table found in the section captioned "Summary Compensation Table."



  The Compensation and Stock Option Committee

  Respectfully submitted,

  Charles M. Diker, Wesley W. Lang, Jr., and
  Michael I. Wellesley-Wesley

  April 7, 1999


  STOCK PERFORMANCE CHART

  The following chart compares the yearly percentage change in the cumulative total shareholder return on the Common Stock during the five fiscal years ended December 31, 1998 with the cumulative total return on the Russell 2000 Index and a peer group selected by the Company consisting of businesses engaged in supplying equipment to the broadcast and video industry. The comparison assumes $100 was invested on December 31, 1993 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

  The businesses included in the Company-selected peer group are: Avid Technology Inc., Carlton Communications Plc, Leitch Technology Corp.,
  Philips Electronics NV,  Sony Corp., Tektronix Inc.   The returns of each
  component issuer in the foregoing group have been weighted according to the respective issuer's stock market capitalization.

  [PERFORMANCE CHART APPEARS HERE]

                                       Chyron    Peer Group   Russell 2000

  December 31, 1993                      $100          $100           $100
  Year ended December 31, 1994             73           118             98
  Year ended December 31, 1995            400           133            126
  Year ended December 31, 1996            418           147            147
  Year ended December 31, 1997            215           201            180
  Year ended December 31, 1998             91           188            179

  On February 7, 1997 the Company effected a one-for-three reverse stock split of its Common Stock. The table above reflects the one-for-three reverse stock split. On March 12, 1999, 32,058,026 shares of Common Stock were outstanding.


  PROPOSAL TO ADOPT THE 1999 INCENTIVE COMPENSATION PLAN

  Upon recommendation of the Board of Directors of the Company, the Board is hereby submitting to the shareholders of the Company for their approval the proposed adoption of the 1999 Incentive Compensation Plan. The proposed plan is included as Exhibit 1. The principal features of the Plan are described below.


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

  Summary of the Plan

  The purpose of the 1999 Plan is to assist the Company in attracting, retaining, and rewarding high-quality executives, employees, directors and other persons who provide services to the Company, enabling such persons to acquire or increase a proprietary interest in the Company and to strengthen the mutuality of interests between such persons and to provide annual and long-term incentives to expend their maximum efforts in the creation of shareholder value. The 1999 Plan will be administered by the Compensation Committee, consisting of two or more members of the Board of Directors appointed by the Board. The 1999 Plan does not limit the availability of awards to any particular class or classes of Eligible Employees. If an award were to lapse or rights to an award otherwise were to terminate, the shares subject to the award would be available for future awards to the extent permitted by applicable federal securities laws. Awards granted under the Plan are not transferable, except in the event of the participant's death. In the event of a change in control, a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested at the time of change in control. The total number of shares reserved and available for delivery in connection with awards under the Plan shall be 1,500,000 plus the number of shares remaining available under the 1995 Plan.

  Awards to Eligible Employees under the Plan will be made in the form of stock options, stock appreciation rights ("SARs"), restricted stock, restricted stock units ("RSUs") and annual incentive and performance awards. A non-employee director will automatically be granted options at the close of business on the last trading day of each July. The Compensation Committee, in its sole discretion, designates whom is eligible to receive awards, determines the form of each award, determines the number of shares of stock subject to each award, establishes the exercise price of each award and such other terms and conditions applicable to the award as the Compensation Committee deems appropriate.

  Stock option awards can be either incentive or non-incentive. In either case, the exercise price of the option would not be less than the fair market value of the underlying shares as of the date the award is granted. Options would become exercisable at such times as may be established by the Compensation Committee when granting the award. No stock option could be exercised more than ten years after the date the option is granted.

  A SAR allows the holder, upon exercise, to receive the excess of the fair market value of one share of Common Stock of the Company on the date of exercise over the grant price of the SAR. The Compensation Committee shall determine the circumstances under which a SAR may be exercised, the month of exercise and method of settlement. SARs may be awarded independently or in tandem with other awards.

  Restricted stock awards are awards of shares subject to such restrictions as to transferability and risk of forfeiture as imposed by the Compensation Committee, which restrictions may lapse separately under such circumstances such as achievement of performance goals and/or future service requirements. Except to the extent restricted under the terms of the 1999 Plan, any employee granted restricted stock shall have all the rights of a shareholder including the right to vote and receive dividends.

  The Compensation Committee is authorized to grant RSUs to participants which are rights to receive stock, cash, or a combination thereof at the end of a specified deferral period. The Compensation Committee is also authorized to grant stock as a bonus or to grant stock in lieu of obligations to pay cash under the 1999 Plan or under other compensatory arrangements.

  The Board of Directors of the Company may amend or terminate the 1999 Plan at any time without the consent of shareholders, except that any amendment or alteration to the Plan shall be subject to the approval of the Corporation's shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange, provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding award.


  OTHER MATTERS ARISING AT THE ANNUAL MEETING

  The matters referred to in the Notice of Annual Meeting and described in this Proxy Statement are, to the knowledge of the Board of Directors, the only matters that will be presented for consideration at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons appointed by the accompanying proxy will vote on such matters in accordance with their best judgment pursuant to the discretionary authority granted to them in the proxy.

  PRINCIPAL SHAREHOLDERS

  Security Ownership of Certain Beneficial Owners

  The following table sets forth, as of March 16, 1999, certain information about all persons who, to the Company's knowledge, were beneficial owners of 5% or more of Common Stock of the Company(1).

  Name and Address of              Amount and Nature of  Percent of
  Beneficial Owner              Beneficial Ownership(2) Class(2)(3)

  Philip Greer (4)                           10,367,965      32.02%
  Weiss, Peck & Greer, L.L.C.
  555 California Street
  San Francisco, California 94104

  WPG Corporate Development                   6,112,095      18.90%
  Associates IV, L.L.C.(5)
  One New York Plaza
  New York, New York 10004

  WPG PE Fund Advisor, L.P.(6)                6,112,095      18.90%
  One New York Plaza
  New York, New York 10004

  London Merchant Securities plc(7)           3,541,596      11.00%
  Carlton House
  33 Robert Adam Street
  London, W1M 5AH
  England

  WPG Venture Partners III, L.P.(8)           2,781,675       8.65%
  555 California Street
  San Francisco, California 94104

  Gill Cogan (9)                              2,781,675       8.65%
  Weiss, Peck & Greer, L.L.C.
  555 California Street
  San Francisco, California 94104


  Security Ownership of Management

  The following table sets forth, as of March 16, 1999, certain information with respect to the beneficial ownership of each class of the Company's equity securities by each director and the named executive officer of the Company and all directors and executive officers of the Company as a group(1).


  Name of                          Amount and Nature of  Percent of
  Beneficial Owner              Beneficial Ownership(2) Total(2)(3)

  Wesley W. Lang(10)                      7,601,290        23.54%

  Michael I. Wellesley-Wesley(11)         2,912,462         9.08%

  Charles M. Diker(12)                      545,941         1.70%

  Alan J. Hirschfield(13)                   506,513         1.56%

  Edward Grebow(14)                         223,061             *

  Roger Henderson(15)                        36,298             *

  Eugene M. Weber(16)                        34,109             *

  James M. Paul(17)                          12,500             *

  Donald P. Greenberg(18)                    11,666             *

  Roi Agneta                                  2,198             *

  Joseph Flaherty                             1,000             *

  Dawn R. Johnston                                0             *



  All directors and executive            11,887,038        36.53%
  officers as a group
  (12 persons)


  * Less than one percent (1%).

  (1) These tables are based upon information supplied by Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to the table and subject to the community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him/her. Applicable percentage of ownership is based on 32,058,026 shares of Common Stock, which were outstanding on March 12, 1999.

  (2) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 12, 1999 are deemed outstanding. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

  (3) In calculating the percent of the outstanding shares of Common Stock, all shares issuable on exercise of stock options held by the particular beneficial owner that are included in the column to the left of this column are deemed to be outstanding.

  (4) Mr. Greer is a General Partner of WPG PE Fund Advisor, L.P. ("PEA"), WPG Venture Partners III, L.P. ("WPGVP") and WPG Private Equity Partners Overseas, L.P. ("PEPO"). PEPO serves as the General Partner of WPG Corporate Development Associates IV (Overseas), L.P. ("CDAO") which beneficially owns 1,474,204 shares (which includes 45,832 shares which may be acquired upon the conversion of presently
       convertible debentures).   Mr. Greer disclaims beneficial ownership
       of such shares, except to the extent of his interest in such entities.

  (5) Includes 188,564 shares which may be acquired upon the conversion of presently convertible debentures.

  (6) PEA serves as the Fund Investment Advisor of WPG Corporate Development Associates IV, L.L.C. ("CDA"). PEA disclaims beneficial ownership of such shares, except to the extent of its interest in CDA.

  (7) Includes 2,403,123 shares beneficially owned by Westpool Investment Trust plc and 1,138,473 shares beneficially owned by Lion Investments Limited (of which 75,020 shares and 35,685 shares, respectively, may be acquired upon the conversion of presently convertible debentures). These entities are wholly owned subsidiaries of London Merchant Securities plc.

  (8) WPGVP serves as the Managing Member of WPG Enterprise Fund II, L.L.C. ("WPGEF") and Weiss, Peck & Greer Venture Associates III, L.L.C. ("WPGVA"), which beneficially own 1,518,494 and 1,263,181 shares, respectively (which include 46,634 and 39,334 shares, respectively, which may be acquired upon the conversion of presently convertible debentures).

  (9) Mr. Cogan is a General Partner of WPGVP. Mr. Cogan disclaims beneficial ownership of such shares, except to the extent of his interest in WPGVP.

  (10) Includes 14,999 shares that may be acquired upon the exercise of presently exercisable options. Also Includes 7,586,298 shares beneficially owned by CDA, CDAO, PEA, and PEPO . Mr. Lang is a General Partner of PEA and PEPO. Mr. Lang disclaims beneficial ownership of such shares (other than the options), except to the extent of his interests in such entities.

  (11) Shares are directly owned by Paris Investments Limited, an entity of which Michael I. Wellesley-Wesley is the sole beneficiary.

  (12) Mr. Diker directly owns 450,127 shares of Common Stock and is the president of a Foundation which owns 40,000 shares of Common Stock. Also includes 39,999 shares that may be acquired upon the exercise of presently exercisable options and 15,815 shares that may be acquired upon the conversion of presently convertible debentures.

  (13) Includes 14,999 shares that may be acquired upon the exercise of presently exercisable options and 15,408 shares that may be acquired upon the conversion of presently convertible debentures.

  (14) Includes 83,333 shares that may be acquired upon the exercise of presently exercisable options and 12,165 shares that may be acquired upon the conversion of presently convertible debentures. Also includes 28,463 restricted shares granted as part of Mr. Grebow's 1998 fiscal year bonus in lieu of cash, pursuant to the terms of the grant, such shares may not be sold for a period of one year from the date of grant.

  (15) Includes 1,158 shares as to which Mr. Henderson disclaims beneficial ownership. Also includes 1,550 restricted shares granted as part of Mr. Henderson's 1998 fiscal year bonus in lieu of cash, pursuant to the terms of the grant, such shares may not be sold for a period of one year from the date of grant.

  (16) Includes 14,999 shares that may be acquired upon the exercise of presently exercisable options and 8,110 shares that may be acquired upon the conversion of presently convertible debentures.

  (17) Includes 12,500 shares that may be acquired upon the exercise of presently exercisable options.

  (18) Includes 11,666 shares that may be acquired upon the exercise of presently exercisable options.




  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company has entered into indemnity agreements with each of its directors and executive officers. The indemnity agreements provide that directors and executive officers (the "Indemnities") will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorney's fees), judgments, fines, penalties and settlement amounts paid or incurred by them in any action, suit or proceeding on account of their services as director, officer, employee, agent or fiduciary of the Company or as directors, officers, employees or agents of any other company or entity at the request of the Company. The Company will not, however, be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to any action (1) in which a judgment adverse to the Indemnitee establishes (a) that the Indemnitee's acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material, or
  (b) that the Indemnitee personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (2) which the Indemnitee initiated, prior to a change in control of the company, against the Company or any director or officer of the Company unless the Company consented to the initiation of such claim. The indemnity agreements require a Indemnitee to reimburse the Company for expenses advanced only to the extent that it is ultimately determined that the director or executive officer is not entitled, under Section 723(a) of the New York Business Corporation Law and the indemnity agreement, to indemnification for such expenses.


  SHAREHOLDER PROPOSALS

  A shareholder of the Company who wishes to present a proposal for action at the Company's 2000 Annual Meeting of Shareholders must submit such proposal to the Company, in accordance with Rule 14-8 under the Securities Exchange Act of 1934. To be eligible for inclusion such proposal must be received by the Company, no later than December 8, 1999.

  COST OF SOLICITATION OF PROXIES

  The solicitation of proxies pursuant to this Proxy Statement is made by and on behalf of the Company's Board of Directors. The cost of such solicitation will be paid by the Company. Such cost includes the preparation, printing and mailing of the Notice of Annual Meeting, Proxy Statement, Annual Report and form of proxy. The solicitation will be conducted principally by mail, although directors, officers and employees of the Company (at no additional compensation) may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy material to the beneficial owners of shares held of record by such fiduciaries, and the Company may reimburse such persons for their reasonable expenses in so doing.


  INDEPENDENT PUBLIC ACCOUNTANTS

  Representatives of PricewaterhouseCoopers LLP, which audited the Company's 1996, 1997 and 1998 financial statements, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.


  SECTION 16(a) REPORTING DELINQUENCIES

  Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the SEC and The New York Stock Exchange reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during fiscal year 1998, all filing requirements applicable to its executive officers, directors, and greater than ten percent (10%) beneficial owners were met except that Mr. Weber was late in filing one Form 4.


  ANNUAL REPORT ON FORM 10-K

  The Company will provide without charge to each person whose proxy is solicited, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K for the period January 1, 1998 through December 31, 1998, filed with the SEC, including the financial statements and the schedules thereto. The Company does not undertake to furnish without charge copies of all exhibits to its Form 10-K, but will furnish any exhibit upon the payment of Twenty Cents ($0.20) per page or a minimum charge of Five Dollars ($5.00). Such written requests should be directed to Ms. Judy Lane, Chyron Corporation, 5 Hub Drive, Melville, New York 11747. Each such request must set forth a good faith representation that, as of March 24, 1999, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting. The Company incorporates herein the Annual Report by reference.

  By Order of the Board of Directors,




  /s/Daniel I. DeWolf
  Daniel I. DeWolf
  Secretary

  Melville, New York
  April 7, 1999